November 1, 2022
Hayward Holdings Announces Third Quarter Fiscal Year 2022 Financial Results

THIRD QUARTER FISCAL 2022 SUMMARY
•Net Sales decreased 30% year-over-year to $245.3 million
•Net Income decreased 54% year-over-year to $23.1 million
•Adjusted EBITDA decreased 39% year-over-year to $60.4 million
•Adjusted diluted EPS decreased 43% year-over-year to $0.14

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (“Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the third quarter ended October 1, 2022 of its fiscal year 2022.
CEO COMMENTS
“Our third quarter results were in line with our expectations,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We continue to leverage our competitive advantages, increase market share, and capitalize on the sustainable secular trends in our industry. I am particularly pleased with continued solid growth and outperformance in channel sell-through in our core U.S. market for the third quarter, as reported by our primary channel partners. However, consistent with our expectations, we saw a meaningful divergence between this channel sell-through and our net sales into the channel as our partners reduced the level of inventory on hand in response to normalizing lead times and safety stock requirements. We are taking proactive steps to streamline the organization and realign our cost structure to current conditions while prioritizing our strategic growth investments.”
THIRD QUARTER FISCAL 2022 CONSOLIDATED RESULTS
Net sales decreased by 30% to $245.3 million for the third quarter of fiscal 2022. The decline in net sales during the quarter was the result of lower volumes, partially offset by favorable pricing and acquisitions. The decline in volume was primarily driven by distribution channel destocking as supply chain pressure eases, lead times normalize, and the industry starts to return to the pre-pandemic seasonal trend of lower sales activity in the third quarter. Additionally, macroeconomic uncertainty and geopolitical factors in Europe weighed on customer demand and contributed to the decline in volume.
Gross profit decreased by 34% to $107.8 million for the third quarter of fiscal 2022. Gross profit margin decreased 239 basis points to 43.9%. The decrease in gross margin was principally due to the decline in volume resulting in lower operating leverage. Gross profit margin was also negatively impacted by the inventory fair value step-up adjustment recognized as part of purchase accounting related to the second quarter acquisition of J&J Electronics and Sollos (the “Specialty Lighting Business”).
Selling, general, and administrative (“SG&A”) expenses decreased by 27% to $50.5 million for the third quarter of fiscal 2022. The decrease in SG&A was primarily driven by lower incentive compensation, selling and distribution, and warranty expenses as well as the absence of a patent infringement litigation settlement which occurred in the prior year period. As a percentage of net sales, SG&A increased 96 basis points to 21%, compared to the prior year period of 20%. Research, development, and engineering expenses were $6.1 million for the third quarter of fiscal 2022, or 3% of net sales, as compared to $6.4 million for the prior year period, or 2% of net sales.
Operating income decreased by 48% to $40.3 million for the third quarter of fiscal 2022. The decrease in operating income was driven by lower sales.
Interest expense, net, increased by approximately 26% to $13.9 million for the third quarter of fiscal 2022 primarily as a result of variable rate increases on the term loan and utilization of the ABL revolving credit facility.
Income tax expense for the third quarter of fiscal 2022 was $3.5 million for an effective tax rate of 13.3%, compared to $14.3 million at an effective tax rate of 22.2% for the prior-year period. The decrease was primarily due to discrete items resulting from certain state legislation changes and the tax benefit resulting from the exercise of stock options.
Net income decreased by 54% to $23.1 million for the third quarter of fiscal 2022.

Adjusted EBITDA decreased by 39% to $60.4 million for the third quarter of fiscal 2022. Adjusted EBITDA margin decreased 341 basis points to 24.6%.
Diluted GAAP EPS decreased by 52% to $0.10 for the third quarter of fiscal 2022. Adjusted diluted EPS decreased by 43% to $0.14 for the third quarter of fiscal 2022.
THIRD QUARTER FISCAL 2022 SEGMENT RESULTS
North America
Net sales decreased by 32% to $203.7 million for the third quarter of fiscal 2022. The decrease was primarily the result of a decline in volume, partially offset by increases in price to offset inflationary pressure and the favorable impact of acquisitions. The decline in volume was primarily the result of distribution channel destocking and the seasonal trend of lower sales activity in the third quarter as discussed above.
Segment income decreased by 47% to $48.7 million for the third quarter of fiscal 2022. Adjusted segment income decreased by 42% to $56.9 million.
Europe & Rest of World
Net sales decreased by 21% to $41.6 million for the third quarter of fiscal 2022. The decrease was primarily due to a decline in volume as a result of geopolitical factors and macroeconomic uncertainty, unfavorable impact of foreign currency translation, and channel inventory reductions, partially offset by price increases.
Segment income decreased by 17% to $8.8 million for the third quarter of fiscal 2022. Adjusted segment income decreased by 23% to $8.6 million.
BALANCE SHEET AND CASH FLOW
As of October 1, 2022, Hayward had cash and cash equivalents of $72.9 million and approximately $55.2 million available for future borrowings under its ABL Facility. Cash flow from operations for the nine months ended October 1, 2022, of approximately $144 million was a decrease of approximately $55 million from the prior year comparative period as a result of the increase in cash used for working capital, partially offset by an increase in net income.
COST OPTIMIZATION PROGRAM
During the three months ended October 1, 2022, the Company initiated an enterprise cost reduction program to address the current market dynamics and maintain the Company’s strong financial metrics. The initial focus was on a reduction of variable costs with specific attention to eliminating cost inefficiencies in our supply chain and reducing labor in our production cost base. In addition to these variable cost reductions, the Company identified structural selling, general and administrative cost reduction opportunities totaling $25 million to $30 million in 2023, with initial savings of approximately $8 million to be realized in 2022.
OUTLOOK
Hayward is refining its full fiscal year 2022 guidance to reflect higher than expected inflation impacting the fourth quarter, normalizing channel inventory levels and geopolitical events in Europe. Hayward continues to see increasing consumer demand for pool equipment products in the U.S., specifically, for our suite of SmartPadTM products into the aftermarket. Hayward is confident in the long-term outlook for profitable growth and robust cash flow generation, driven by new product innovation, growing commercial relationships with prominent pool dealers and builders, and agile manufacturing capabilities.
For fiscal year 2022, Hayward now expects net sales to decrease approximately 6% from prior year, and Adjusted EBITDA of $365 million to $370 million.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
SHARE REPURCHASE PROGRAM
For the three and nine months ended October 1, 2022, Hayward repurchased approximately $50.0 million and $343.1 million, respectively, in common stock under its previously approved share repurchase program, leaving approximately $400.0 million remaining under the renewed authorization, which occurred on July 26, 2022. Hayward's Board of Directors renewed the initial authorization of the existing repurchase program and authorized Hayward to repurchase up to an aggregate of $450 million of its common stock over the next three years. The repurchase program will continue to be funded by cash on hand and cash generated from operations.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, November 1, 2022 at 9:00 a.m. (ET).

To access the live conference call, please register for the call in advance by visiting https://www.netroadshow.com/events/login?show=c0ffcc93&confId=42857. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique access code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (866) 813-9403 or (44) 204-525-0658. The access code for the replay is 480626. The replay will be available until 11:59 p.m. Eastern Time on November 15, 2022.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool equipment and technology all key to the SmartPad™ conversion strategy designed to provide superior outdoor living experience. Hayward offers a full line of innovative, energy-efficient and sustainable residential and commercial pool equipment, including a complete line of advanced pumps, filters, heaters, automatic pool cleaners, LED lighting, internet of things (IoT) enabled controls, alternate sanitizers and water features.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s outlook, financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its ability to execute on its growth strategies and expansion opportunities; uncertainties affecting the pace of distribution channel destocking and its impact on sales volumes; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials, including as a result of the COVID-19 pandemic; its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; competition from national and global companies, as well as lower-cost manufacturers; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; Hayward’s ability to identify emerging technological and other trends in its target end markets; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; Hayward’s ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates; Hayward's ability to realize cost savings from restructuring activities; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s business from the COVID-19 pandemic; and other factors set forth in “Risk Factors” in Hayward’s Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the period ended July 2, 2022.
Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit margin, adjusted segment income, adjusted segment income margin, net debt and free cash flow. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss), segment income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation for the forward-looking full year fiscal 2022 net sales and adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	October 1, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$72,907	$265,796
Accounts receivable, net of allowances of $2,872 and $2,003, respectively	108,543	208,112
Inventories, net	313,379	233,449
Prepaid expenses	16,051	12,459
Other current assets	51,368	30,705
Total current assets	562,248	750,521
Property, plant, and equipment, net of accumulated depreciation of $76,600 and $67,366, respectively	148,428	146,754
Goodwill	927,055	924,264
Trademark	736,000	736,000
Customer relationships, net	236,321	242,854
Other intangibles, net	108,983	103,192
Other non-current assets	111,363	74,885
Total assets	$2,830,398	$2,978,470

Liabilities and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	$11,957	$12,155
Accounts payable	65,354	87,445
Accrued expenses and other liabilities	152,011	190,378
Income taxes payable	—	13,886
Total current liabilities	229,322	303,864
Long-term debt, net	1,067,002	973,124
Deferred tax liabilities, net	266,290	262,378
Other non-current liabilities	71,523	69,591
Total liabilities	1,634,137	1,608,957

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of October 1, 2022 and December 31, 2021	—	—
Common stock $0.001 par value, 750,000,000 authorized; 239,942,927 issued and 211,276,558 outstanding at October 1, 2022; 238,432,216 issued and 233,056,799 outstanding at December 31, 2021	240	238
Additional paid-in capital	1,067,148	1,058,724
Common stock in treasury; 28,666,369 and 5,375,417 at October 1, 2022 and December 31, 2021, respectively	(357,408)	(14,066)
Retained earnings	484,254	320,875
Accumulated other comprehensive income	2,027	3,742
Total stockholders' equity	1,196,261	1,369,513
Total liabilities, redeemable stock, and stockholders' equity	$2,830,398	$2,978,470

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$245,267	$350,624	$1,055,169	$1,049,409
Cost of sales	137,483	188,170	567,626	559,033
Gross profit	107,784	162,454	487,543	490,376
Selling, general, and administrative expense	50,493	68,807	188,297	207,129
Research, development, and engineering expense	6,142	6,370	16,411	16,187
Acquisition and restructuring related expense	2,288	783	9,499	2,452
Amortization of intangible assets	8,521	8,700	23,828	26,162
Operating income	40,340	77,794	249,508	238,446
Interest expense, net	13,938	11,050	35,105	42,297
Loss on debt extinguishment	—	—	—	9,418
Other (income) expense, net	(234)	2,087	3,056	4,655
Total other expense	13,704	13,137	38,161	56,370
Income from operations before income taxes	26,636	64,657	211,347	182,076
Provision for income taxes	3,549	14,336	47,968	42,072
Net income	$23,087	$50,321	$163,379	$140,004

Earnings per share
Basic	$0.11	$0.22	$0.74	$0.24
Diluted	$0.10	$0.21	$0.70	$0.23

Weighted average common shares outstanding
Basic	212,905,429	231,339,007	222,009,824	172,820,430
Diluted	222,006,615	243,783,501	232,131,395	185,673,814

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Nine Months Ended
	October 1, 2022	October 2, 2021
Cash flows from operating activities
Net income	$163,379	$140,004
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	13,931	14,096
Amortization of intangible assets	28,437	30,903
Amortization of deferred debt issuance fees	2,312	2,771
Stock-based compensation	5,787	13,308
Deferred income taxes	(4,221)	(3,014)
Allowance for bad debts	869	584
Loss on debt extinguishment	—	9,418
Loss on disposal of property, plant and equipment	5,550	3,743
Changes in operating assets and liabilities
Accounts receivable	96,874	(9,115)
Inventories	(70,469)	(66,027)
Other current and non-current assets	(16,902)	(10,699)
Accounts payable	(24,472)	9,671
Accrued expenses and other liabilities	(57,411)	63,520
Net cash provided by operating activities	143,664	199,163

Cash flows from investing activities
Purchases of property, plant, and equipment	(23,533)	(19,098)
Purchases of intangibles	—	(818)
Acquisitions, net of cash acquired	(61,337)	—
Proceeds from sale of property, plant, and equipment	4	25
Proceeds from settlements of investment currency hedge	—	719
Net cash used in investing activities	(84,866)	(19,172)

Cash flows from financing activities
Proceeds from issuance of common stock - Initial Public Offering	—	377,400
Costs associated with Initial Public Offering	—	(26,124)
Purchase of common stock for treasury	(343,319)	(10,530)
Cash paid for taxes from share withholdings	(871)	(10,174)
Proceeds from issuance of long-term debt	—	51,659
Debt issuance costs	—	(12,422)
Payments of long-term debt	(7,500)	(367,144)
Proceeds from revolving credit facility	150,000	68,000
Payments on revolving credit facility	(50,000)	(68,000)
Proceeds from issuance of short term debt	8,119	—
Payments of short term debt	(2,849)	—
Other, net	473	522
Net cash (used in) provided by financing activities	(245,947)	3,187

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(5,740)	(1,505)
Change in cash and cash equivalents and restricted cash	(192,889)	181,673
Cash and cash equivalents and restricted cash, beginning of period	265,796	115,294
Cash and cash equivalents and restricted cash, end of period	$72,907	$296,967

Supplemental disclosures of cash flow information
Cash paid-interest	32,725	53,686
Cash paid-income taxes	93,503	39,242
Equipment financed under finance leases	1,603	—

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income	$23,087	$50,321	$163,379	$140,004
Depreciation	4,333	4,847	13,931	14,096
Amortization	10,249	10,405	28,437	30,903
Interest expense	13,938	11,050	35,105	42,297
Income taxes	3,549	14,336	47,968	42,072
Loss on extinguishment of debt	—	—	—	9,418
EBITDA	55,156	90,959	288,820	278,790
Stock-based compensation (a)	(4)	484	1,248	16,383
Sponsor management fees (b)	—	—	—	90
Currency exchange items (c)	52	1,149	2,776	4,379
Acquisition and restructuring related expense, net (d)	2,288	783	9,499	2,452
Other (e)	2,935	4,954	11,970	13,941
Total Adjustments	5,271	7,370	25,493	37,245
Adjusted EBITDA	$60,427	$98,329	$314,313	$316,035
Adjusted EBITDA margin	24.6%	28.0%	29.8%	30.1%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three and nine months ended October 1, 2022 would have been an expense of $1.8 million and $4.7 million, respectively.

(b)
Represents fees paid to certain of the Company’s controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of the IPO.

(c)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the three months ended October 1, 2022 are primarily driven by separation costs associated with a reduction-in-force as well as costs associated with the relocation of the corporate headquarters. Adjustments in the nine months ended October 1, 2022 are primarily driven by transaction costs associated with the acquisition of the Specialty Lighting Business, costs associated with the relocation of the corporate headquarters, and separation costs associated with a reduction-in-force. Adjustments in the three and nine months ended October 2, 2021 are primarily driven by restructuring related costs associated with the exit of a redundant manufacturing and distribution facility and costs associated with the relocation of the corporate headquarters.

(e)
Adjustments in the three months ended October 1, 2022 primarily includes the non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business. Adjustments in the three months ended October 2, 2021 include a legal settlement and fees, costs related to a fire at our manufacturing and administrative facilities in Yuncos, Spain, and operating losses related to an early-stage product business acquired in 2018 that was phased out.

Adjustments in the nine months ended October 1, 2022 include expenses associated with the discontinuation of a product joint development agreement, a non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, and costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our unaudited condensed consolidated statements of operations, partially offset by gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain. Adjustments in the nine months ended October 2, 2021 include a write-off related to the aforementioned fire in Yuncos, Spain, a legal settlement and fees related to patent infringement litigation, expenses incurred in preparation for the IPO and transaction related bonuses, costs related to our debt refinancing, and operating losses related to an early stage product business acquired in 2018 that was phased out.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(f)	Fiscal Year
	October 1, 2022	December 31, 2021
Net income	$227,100	$203,725
Depreciation	18,661	18,826
Amortization	36,524	38,990
Interest expense	43,662	50,854
Income taxes	62,312	56,416
Loss on extinguishment of debt	—	9,418
EBITDA	388,259	378,229
Stock-based compensation (a)	3,884	19,019
Sponsor management fees (b)	—	90
Currency exchange items (c)	2,882	4,485
Acquisition and restructuring related expense, net (d)	22,077	15,030
Other (e)	2,914	4,884
Total Adjustments	31,757	43,508
Adjusted EBITDA	$420,016	$421,737
Adjusted EBITDA margin	29.8%	30.1%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three and nine months ended October 1, 2022 would have been an expense of $1.8 million and $4.7 million, respectively.

(b)
Represents fees paid to certain of the Company’s controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of the IPO.

(c)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the last twelve months ended October 1, 2022 include business restructuring related costs associated with the exit of an early-stage product business acquired in 2018, transaction costs associated with the acquisition of the Specialty Lighting Business, costs associated with the relocation of the corporate headquarters, and separation costs associated with a reduction-in-force. Adjustments in the last twelve months ended December 31, 2021 include business restructuring related costs associated with the exit of an early-stage product business acquired in 2018, severance and relocation costs associated with the relocation of our corporate headquarters, and business restructuring related costs associated with the exit of redundant manufacturing and distribution facilities.

(e)
Adjustments in the last twelve months ended October 1, 2022 include expenses associated with the discontinuation of a product joint development agreement, a non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, and costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our unaudited condensed consolidated statements of operations, partially offset by gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain.

Adjustments in the twelve months ended December 31, 2021 include net insurance settlement proceeds for property damage loss as well as the consequential business interruption loss amount caused by the fire incident in Yuncos Spain, a legal settlement and related fees, operating losses related to the early stage product business acquired in 2018, debt refinancing expenses, and expenses incurred in preparation with the IPO.

(f)
Items for the last twelve months ended October 1, 2022 are calculated by adding the item for the nine months ended October 1, 2022 plus Fiscal Year ended December 31, 2021 and subtracting the item for the nine months ended October 2, 2021.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income	$23,087	$50,321	$163,379	$140,004
Tax adjustments (a)	(2,897)	(2,410)	(3,128)	(5,255)
Other adjustments and amortization:
Stock-based compensation (b)	(4)	484	1,248	16,383
Sponsor management fees (c)	—	—	—	90
Currency exchange items (d)	52	1,149	2,776	4,379
Acquisition and restructuring related expense, net (e)	2,288	783	9,499	2,452
Other (f)	2,935	4,954	11,970	13,941
EBITDA adjustments	5,271	7,370	25,493	37,245
Loss on extinguishment of debt	—	—	—	9,418
Amortization	10,249	10,405	28,437	30,903
Tax effect(a)	(3,756)	(4,604)	(13,066)	(20,492)

Pro forma adjustments (g):
Interest savings	—	—	—	6,443
Acquisitions	—	875	2,761	3,079
Tax effect(a)	—	(227)	(667)	(2,623)
Adjusted net income	$31,954	$61,730	$203,209	$198,722

Weighted average number of common shares outstanding, basic	212,905,429	231,339,007	222,009,824	172,820,430
Weighted average number of common shares outstanding, diluted	222,006,615	243,783,501	232,131,395	185,673,814

Adjusted basic EPS(h)	$0.15	$0.27	0.92	1.15
Adjusted diluted EPS(h)	$0.14	$0.25	0.88	1.07

(a)
Tax adjustments for the three and nine months ended October 1, 2022 reflect a normalized tax rate of 24.2% and 24.5% compared to our effective tax rate of 13.3% and 22.7%, respectively. Our effective tax rate for the three and nine months ended October 1, 2022 includes the impact of the revaluation of deferred tax liabilities as a result of state tax law changes and the tax benefit resulting from the exercise of stock options. Tax adjustments for the three and nine months ended October 2, 2021 reflect a normalized tax rate of 25.9% and 25.1% compared to our effective tax rate of 22.2% and 23.1%, respectively. Our effective tax rate for the three and nine months ended October 1, 2022 includes the impact of the release of a valuation allowance on the deferred tax assets and the tax benefit resulting from the exercise of stock options. All non-tax adjustments are effected at the normalized rate.

(b)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three and nine months ended October 1, 2022 would have been an expense of $1.8 million and $4.7 million, respectively.

(c)
Represents fees paid to certain of the Company’s controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of the IPO.

(d)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(e)	Adjustments in the three months ended October 1, 2022 are primarily driven by separation costs associated with a reduction-in-force as well as costs associated with the relocation of the corporate headquarters. Adjustments in the nine months ended October 1, 2022 are primarily driven by transaction costs associated with the acquisition of the Specialty Lighting Business, costs associated with the relocation of the corporate headquarters, and separation costs associated with a reduction-in-force. Adjustments in the three and nine months ended October 2, 2021 are primarily driven by restructuring related costs associated with the exit of a redundant manufacturing and distribution facility and costs associated with the relocation of the corporate headquarters.
(f)	Adjustments in the three months ended October 1, 2022 primarily includes the non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business. Adjustments in the three months ended October 2, 2021 include a legal settlement and fees, costs related to a fire at our manufacturing and administrative facilities in Yuncos, Spain, and operating losses related to an early-stage product business acquired in 2018 that was phased out.

Adjustments in the nine months ended October 1, 2022 include expenses associated with the discontinuation of a product joint development agreement, a non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, and costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our unaudited condensed consolidated statements of operations, partially offset by gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain. Adjustments in the nine months ended October 2, 2021 include a write-off related to the aforementioned fire in Yuncos, Spain, a legal settlement and fees related to patent infringement litigation, expenses incurred in preparation for the IPO and transaction related bonuses, costs related to our debt refinancing, and operating losses related to an early stage product business acquired in 2018 that was phased out.
(g)
The adjustments for the nine months ended October 1, 2022 represent pro-forma adjustments related to the acquisition of the Specialty Lighting Business and the adjustments for the three and nine months ended October 2, 2021 represent pro-forma adjustments related to interest savings from repayment in full of our Second Lien Term Facility and partial repayment of our First Lien Credit Agreement as if such payments had occurred at the beginning of the period.

(h)	For the nine months ended October 2, 2021, adjusted net income used in the computation of adjusted basic and diluted EPS does not include certain IPO related items impacting net income attributable to common stockholders used as the numerator of the US GAAP basic and diluted EPS computations, including a deemed dividend to Class A shareholders of $85.5 million and dividends to Class C shareholders of $41 thousand. Including these items in the calculation of adjusted EPS would result in adjusted basic and diluted EPS of $0.58 and $0.54 per share, respectively.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	October 1, 2022			October 2, 2021
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$245,267	$203,674	$41,593	$350,624	$298,236	$52,388
Gross profit	$107,784	$91,850	$15,934	$162,454	$141,655	$20,799
Gross profit margin % (a)	43.9%	45.1%	38.3%	46.3%	47.5%	39.7%
Segment income	$57,493	$48,704	$8,789	$102,502	$91,920	$10,582
Segment income margin %	23.4%	23.9%	21.1%	29.2%	30.8%	20.2%
Depreciation	4,049	3,853	196	4,428	4,253	175
Amortization	1,728	1,728	—	1,705	1,705	—
Stock-based compensation	(276)	(284)	8	(92)	(126)	34
Other (b)	2,516	2,878	(362)	957	568	389
Total adjustments	8,017	8,175	(158)	6,998	6,400	598
Adjusted segment income	$65,510	$56,879	$8,631	$109,500	$98,320	$11,180
Adjusted segment income margin %	26.7%	27.9%	20.8%	31.2%	33.0%	21.3%
Expenses not allocated to segments
Corporate expense, net	$6,344			$15,225
Acquisition and restructuring related expense	2,288			783
Amortization of intangible assets	8,521			8,700
Operating income	$40,340			$77,794

(a)
Excluding the non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, adjusted gross profit margin was 45.0%, an increase of 108 basis points, for the three months ended October 1, 2022. For NAM, excluding the impact of the purchase accounting adjustment, adjusted gross profit margin was 46.4%, an increase of 128 basis points, for the three months ended October 1, 2022

(b)
The three months ended October 1, 2022 for NAM includes a non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business. The three months ended October 2, 2021 includes operating losses which relate to an early stage product business acquired in 2018 that was phased out in 2021.

The three months ended October 1, 2022 for E&RW includes collections of previously reserved bad debt expense related to certain customers impacted by the conflict in Russia and Ukraine. The three months ended October 2, 2021 represents the impact of a fire at our manufacturing and administrative facilities in Yuncos, Spain.

(Dollars in thousands)	Nine Months Ended			Nine Months Ended
	October 1, 2022			October 2, 2021
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$1,055,169	$892,050	$163,119	$1,049,409	$863,276	$186,133
Gross profit	$487,543	$421,725	$65,818	$490,376	$416,753	$73,623
Gross profit margin %	46.2%	47.3%	40.3%	46.7%	48.3%	39.6%
Segment income	$306,844	$267,854	$38,990	$304,848	$267,020	$37,828
Segment income margin %	29.1%	30.0%	23.9%	29.0%	30.9%	20.3%
Depreciation	13,006	12,435	571	13,496	12,653	843
Amortization	4,609	4,609	—	4,740	4,740	—
Stock-based compensation	183	72	111	7,904	7,318	586
Other (a)	8,966	8,616	350	6,991	1,551	5,440
Total adjustments	26,764	25,732	1,032	33,131	26,262	6,869
Adjusted segment income (a)	$333,608	$293,586	$40,022	$337,979	$293,282	$44,697
Adjusted segment income margin % (a)	31.6%	32.9%	24.5%	32.2%	34.0%	24.0%
Expenses not allocated to segments
Corporate expense, net	$24,009			$37,788
Acquisition and restructuring related expense	9,499			2,452
Amortization of intangible assets	23,828			26,162
Operating income	$249,508			$238,446

(a)
The nine months ended October 1, 2022 for NAM includes expenses associated with the discontinuation of a product joint development agreement and a non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business. The nine months ended October 2, 2021 include operating losses which relate to an early stage product business acquired in 2018 that was phased out in 2021.

The nine months ended October 1, 2022 for E&RW includes bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine partially offset by subsequent collections. The nine months ended October 2, 2021 represents the impact of a fire at our manufacturing and administrative facilities in Yuncos, Spain.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc.